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                                                                    EXHIBIT 99.1

                         SHURGARD STORAGE CENTERS, INC.
                          2000 LONG-TERM INCENTIVE PLAN

SECTION 1 PURPOSE

        The purpose of the Shurgard Storage Centers, Inc. 2000 Long-Term Incentive Plan (the "Plan") is to enhance the long-term profitability and shareholder value of Shurgard Storage Centers, Inc., a Washington corporation (the "Company"), by offering incentives to those employees, officers, directors, consultants and agents of the Company and its Subsidiaries (as defined in Section 2.28 below) who are key to the Company's growth and success, and to encourage them to remain in the service of the Company and its Subsidiaries and to acquire and maintain stock ownership in the Company.

SECTION 2 DEFINITIONS

        For purposes of the Plan, the following terms shall be defined as set forth below:

        2.1    AWARD

        "Award" means an award or grant made to a Participant pursuant to the Plan, including, without limitation, awards or grants of Options, Stock Appreciation Rights, Stock Awards, Performance Awards, Other Stock-Based Awards, Dividend Equivalent Rights or any combination of the foregoing.

        2.2    BOARD

        "Board" means the Board of Directors of the Company.

        2.3    CAUSE

        "Cause" means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, whose determination shall be conclusive and binding.

        2.4    CODE

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        2.5    COMMON STOCK

        "Common Stock" means the Class A Common Stock, par value $.001 per share, of the Company.



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        2.6    CORPORATE TRANSACTION

        "Corporate Transaction" means any of the following events:

        (a) Approval by the holders of the Common Stock of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Common Stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

        (b) Approval by the holders of the Common Stock of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the Company's assets other than a transfer of the Company's assets to a majority-owned subsidiary (as the term "subsidiary" is defined in Section 8.3) of the Company; or

        (c) Approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company.

        2.7    DISABILITY

        "Disability" means "disability" as that term is defined for purposes of the Company's Long-Term Disability Plan or other similar successor plan applicable to salaried employees.

        2.8    DIVIDEND EQUIVALENT RIGHT

        "Dividend Equivalent Right" means a right, granted to a Participant under Section 13, to receive cash, shares of Common Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock.

        2.9    EARLY RETIREMENT

        "Early Retirement" means retirement as that term is defined by the Plan Administrator from time to time for purposes of the Plan.

        2.10   EFFECTIVE DATE

        "Effective Date" has the meaning set forth in Section 20.

        2.11   EXCHANGE ACT

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.



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        2.12   FAIR MARKET VALUE

        "Fair Market Value" means the closing price of the Common Stock as reported in The Wall Street Journal for the New York Stock Exchange--Composite Transactions (or similar successor consolidated transactions reports) for a single trading day. If no sales of Common Stock were made on the New York Stock Exchange on the transaction date, Fair Market Value shall mean the closing price of a share of Common Stock as reported for the next preceding day on which sales of Common Stock were made on the New York Stock Exchange.

        2.13   GOOD REASON

        "Good Reason" means the occurrence of any of the following events or conditions:

        (a) a change in the Holder's status, title, position or responsibilities (including reporting responsibilities) that, in the Holder's reasonable judgment, represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Holder of any duties or responsibilities that, in the Holder's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Holder from or failure to reappoint or reelect the Holder to any of such positions, except in connection with the termination of the Holder's employment for Cause or Disability or as a result of his or her death, or by the Holder other than for Good Reason;

        (b) a reduction in the Holder's annual base salary, unless such reduction is part of a reduction in salary applicable to substantially all or certain classes of Company employees;

        (c) the Company's requiring the Holder (without the Holder's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate Transaction, except for reasonably required travel on the Company's business that is not materially greater than such travel requirements prior to the Corporate Transaction;

        (d) the Company's failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Holder was participating at the time of a Corporate Transaction, including, but not limited to, the Plan, or (ii) provide the Holder with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction (or as in effect following the Corporate Transaction, if greater), unless such reduction in benefits as set forth in clauses (i) and (ii) above is part of a reduction in benefits applicable to substantially all or certain classes of Company employees;

        (e) any material breach by the Company of any provision of the Plan; or

        (f) any purported termination of the Holder's employment or service for Cause by the Company that does not comply with the terms of the Plan.



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        2.14   GRANT DATE

        "Grant Date" means the date designated in a resolution of the Plan Administrator as the date an Award is granted. If the Plan Administrator does not designate a Grant Date in the resolution, the Grant Date shall be the date the Plan Administrator completes the corporate action relating to the grant of an Award and all conditions precedent to the grant have been satisfied; provided, however, that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

        2.15   HOLDER

        "Holder" means the Participant to whom an Award is granted or the personal representative of a Holder who has died.

        2.16   INCENTIVE STOCK OPTION

        "Incentive Stock Option" means an option to purchase Common Stock granted under Section 7 with the intention that it qualify as an "incentive stock option" as that term is defined in Section 422 of the Code.

        2.17   NONQUALIFIED STOCK OPTION

        "Nonqualified Stock Option" means an option to purchase Common Stock granted under Section 7 other than an Incentive Stock Option.

        2.18   OPTION

        "Option" means the right to purchase Common Stock granted under Section
7.

        2.19   OPTION TERM

        "Option Term" shall have the meaning set forth in Section 7.3.

        2.20   OTHER STOCK-BASED AWARD

        "Other Stock-Based Award" means an Award granted under Section 12.

        2.21   PARTICIPANT

        "Participant" means (a) an individual who is a Holder of an Award or, as the context may require, any employee, consultant or agent of the Company or a Subsidiary who has been designated by the Plan Administrator as eligible to participate in the Plan, (b) for a Participant who has died, the personal representative of the Participant's estate, the person or persons to whom the Participant's rights under the Award have passed by will or by the applicable laws of descent and distribution, or the beneficiary designated in accordance with



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Section 15, or (c) the person or persons to whom an Award has been transferred in accordance with Section 15.

        2.22   PERFORMANCE AWARD

        "Performance Award" means an Award granted under Section 11 the payout of which is subject to achievement through a performance period of performance goals prescribed by the Plan Administrator.

        2.23   PLAN ADMINISTRATOR

        "Plan Administrator" means any committee of the Board designated to administer the Plan or any person or persons to whom the Board has delegated authority to administer the Plan under Section 3.1.

        2.24   RESTRICTED STOCK

        "Restricted Stock" means shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Plan Administrator.

        2.25   RETIREMENT

        "Retirement" means retirement as of the individual's normal retirement date under the Shurgard Employees Retirement Savings Plan or other similar successor plan applicable to salaried employees.

        2.26   STOCK APPRECIATION RIGHT

        "Stock Appreciation Right" means an Award granted under Section 9.

        2.27   STOCK AWARD

        "Stock Award" means an Award granted under Section 10.

        2.28   SUBSIDIARY

        "Subsidiary," except as expressly provided otherwise in Section 8.3 in connection with Incentive Stock Options, means any entity that is directly, or indirectly controlled by the Company or in which the Company has a significant ownership interest, as determined by the Plan Administrator, and any entity that may become a direct or indirect parent of the Company.

        2.29   SUCCESSOR CORPORATION

        "Successor Corporation" shall have the meaning set forth in Section
16.2.



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        2.30   TERMINATION DATE

        "Termination Date" shall have the meaning set forth in Section 7.6(a).

SECTION 3 ADMINISTRATION

        3.1    PLAN ADMINISTRATOR

        The Plan shall be administered by the Compensation Committee of the Board, except to the extent the Board appoints another committee or committees (which term includes subcommittees) consisting of one or more members of the Board to administer the Plan. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible Participants to different committees, subject to such limitations as the Board deems appropriate. Committee members shall serve for such terms as the Board may determine, subject to removal by the Board at any time. The Board shall consider, in selecting the members of any committee responsible for administering the Plan with respect to any persons subject, or likely to become subject, to Section 16 of the Exchange Act as officers of the Company, the requirements of (a) Rule 16b-3 under Section 16(b) of the Exchange Act and (b)
Section 162(m) of the Code, as then in effect. Currently, Rule 16b-3 requires that Awards granted to directors and officers subject to Section 16 of the Exchange Act be approved by a committee that consists solely of at least two "nonemployee" directors of the Company and Section 162(m) requires that Awards granted to officers subject to Section 162(m) be approved by a committee that consists solely of at least two "outside" directors of the Company.

        3.2    ADMINISTRATION AND INTERPRETATION BY THE PLAN ADMINISTRATOR

        Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.



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SECTION 4 STOCK SUBJECT TO THE PLAN

        4.1    AUTHORIZED NUMBER OF SHARES

        Subject to adjustment from time to time as provided in Section 16.1, a maximum of 2,800,000 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares.

        4.2    LIMITATIONS

        (a) Subject to adjustment as provided in Section 16.1, not more than an aggregate of 400,000 shares of Common Stock shall be available for issuance pursuant to grants of Stock Awards or Other Stock-Based Awards under the Plan.

        (b) Subject to adjustment from time to time as provided in Section 16.1, not more than 500,000 shares of Common Stock may be made subject to Options or Stock Appreciation Rights under the Plan to any individual Participant in any one fiscal year of the Company, except that the Plan Administrator may make additional one-time grants of up to 750,000 shares to newly hired or newly promoted individuals, such limitations to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

        4.3    REUSE OF SHARES

        Any shares of Common Stock made subject to an Award that cease to be subject to that Award (other than by reason of exercise or payment of the Award to the extent it is exercised for, or settled in, vested and nonforfeitable shares), including, without limitation, in connection with the expiration, surrender, cancellation or termination of an Award, shall again be available for issuance in connection with future grants of Awards under the Plan; provided, however, that for purposes of this Section 4.3, any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code. Shares that are subject to tandem Awards shall be counted only once.

SECTION 5 ELIGIBILITY

        Awards may be granted under the Plan to those officers, directors and employees of the Company and its Subsidiaries as the Plan Administrator from time to time selects. Awards may also be made to consultants and agents who provide services to the Company and its Subsidiaries; provided, however, that such persons render bona fide services that are not in connection with the offer and sale of the Company's securities in a capital-raising transaction and that do not directly or indirectly promote or maintain a market for the Company's securities.



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SECTION 6 AWARDS

        6.1    FORM AND GRANT OF AWARDS

        The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be made under the Plan. Such Awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Stock Awards, Performance Awards, Other Stock-Based Awards and Dividend Equivalent Rights. Awards may be granted singly, in combination or in tandem so that the settlement or payment of one automatically reduces or cancels the other. Awards may also be made in combination or in tandem with, as alternatives to, or as the payment form for, grants or rights under any other employee or compensation plan of the Company.

        6.2    SETTLEMENT OF AWARDS

        The Plan Administrator may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents. The Plan Administrator may at any time offer to buy out, for a payment in cash or Common Stock, an Award previously granted, based on such terms and conditions as the Plan Administrator shall establish and communicate to the Participant at the time such offer is made.

        6.3    ACQUIRED COMPANY AWARDS

        Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other entities ("Acquired Entities") (or the parent of the Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such Awards shall be deemed to be Participants and Holders.



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SECTION 7 AWARDS OF OPTIONS

        7.1    GRANT OF OPTIONS

        The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

        7.2    OPTION EXERCISE PRICE

        The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date with respect to Incentive Stock Options and not less than 85% of the Fair Market Value of the Common Stock on the Grant Date with respect to Nonqualified Stock Options. For Incentive Stock Options granted to a more than 10% shareholder, the Option exercise price shall be as specified in Section 8.2.

        7.3    TERM OF OPTIONS

        The term of each Option (the "Option Term") shall be as established by the Plan Administrator or, if not so established, shall be 10 years from the Grant Date. For Incentive Stock Options, the maximum Option Term shall be as specified in Sections 8.2 and 8.4.

        7.4    EXERCISE OF OPTIONS

        The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

             PERIOD OF HOLDER'S
       CONTINUOUS EMPLOYMENT OR SERVICE
            WITH THE COMPANY OR ITS                            PERCENT OF TOTAL
          SUBSIDIARIES FROM THE OPTION                           OPTION THAT
                 GRANT DATE                                     IS EXERCISABLE
       --------------------------------                         --------------
After one year...................................                     33%
After two years..................................                     66%
After three years................................                    100%

        To the extent that the right to purchase shares has accrued thereunder, an Option may be exercised from time to time by written notice to the Company, in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised and accompanied by payment in full as



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described in Section 7.5. In no case may an Option be exercised as to less than
100 shares at any one time (or the lesser number of remaining shares covered by the Option).

        7.5    PAYMENT OF EXERCISE PRICE

        The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash, except that the Plan Administrator may, either at the time the Option is granted or at any time before it is exercised and subject to such limitations as the Plan Administrator may determine, authorize payment in any combination of

        (a) cash or check;

        (b) tendering (either actually or by attestation) shares of Common Stock already owned by the Holder for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price;

        (c) delivery of a full-recourse promissory note authorized pursuant to
Section 14;

        (d) delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board; or

        (e) such other consideration as the Plan Administrator may permit.

        7.6    POST-TERMINATION EXERCISES

        The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option will continue to be exercisable, and the terms and conditions of such exercise, if a Holder ceases to be employed by, or to provide services to, the Company or its Subsidiaries, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified, by the Plan Administrator at any time:

        (a) Any portion of an Option that is not vested and exercisable on the date of termination of the Participant's employment or service relationship (the "Termination Date") shall expire on such date.



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        (b) Any portion of an Option that is vested and exercisable on the
Termination Date shall expire on the earliest to occur of

                (i) the last day of the Option Term;

                (ii) if the Participant's Termination Date occurs for reasons other than Cause, Retirement, Early Retirement at the Company's request, Disability or death, the three-month anniversary of such Termination Date; and

                (iii) if the Participant's Termination Date occurs by reason of Retirement, Early Retirement at the Company' request, Disability or death, the three-year anniversary of such Termination Date.

        Notwithstanding the foregoing, if the Participant dies after the Termination Date while the Option is otherwise exercisable, the portion of the Option that is vested and exercisable on such Termination Date shall expire on the earlier to occur of (y) the last day of the Option Term and (z) the longer of the first anniversary of the date of death and the post-termination exercise period otherwise applicable, unless the Plan Administrator determines otherwise. Also, notwithstanding the foregoing, in case of termination of the Holder's employment or services for Cause, the Option shall automatically terminate on first notification to the Holder of such termination, unless the Plan Administrator determines otherwise. If a Holder's employment or services with the Company are suspended pending an investigation of whether the Holder shall be terminated for Cause, all the Holder's rights under any Option likewise shall be suspended during the period of investigation.

        A transfer of employment or services between or among the Company and its Subsidiaries shall not be considered a termination of employment or services. Unless the Plan Administrator determines otherwise, a leave of absence approved in accordance with Company procedures shall not be considered a termination of employment or services, except that, with respect to Incentive Stock Options, such leave of absence shall be subject to any requirements of
Section 422 of the Code.

SECTION 8 INCENTIVE STOCK OPTION LIMITATIONS

        To the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

        8.1 DOLLAR LIMITATION

        To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that



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become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

        8.2    MORE THAN 10% SHAREHOLDERS

        If a Participant owns more than 10% of the total voting power of all classes of the Company's stock, then the exercise price per share of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option term shall not exceed five years. The determination of 10% ownership shall be made in accordance with
Section 422 of the Code.

        8.3    ELIGIBLE EMPLOYEES

        Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options. For purposes of this Section 8.3, "parent corporation" and "subsidiary corporation" shall have the meanings attributed to those terms for purposes of
Section 422 of the Code.

        8.4    TERM

        Subject to Section 8.2, the term of an Incentive Stock Option shall not exceed 10 years.

        8.5    EXERCISABILITY

        An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the Termination Date for reasons other than Disability or death, (b) more than one year after the Termination Date by reason of Disability, or (c) after the Participant has been on leave of absence for more than 90 days, unless the Participant's reemployment rights are guaranteed by statute or contract.

SECTION 9 STOCK APPRECIATION RIGHTS

        9.1    GRANT OF STOCK APPRECIATION RIGHTS

        The Plan Administrator may grant a Stock Appreciation Right separately or in tandem with a related Option.

        9.2    TANDEM STOCK APPRECIATION RIGHTS

        A Stock Appreciation Right granted in tandem with a related Option will give the Holder the right to surrender to the Company all or a portion of the related Option and to receive an appreciation distribution (in shares of Common Stock or cash or any combination of shares and cash, as the Plan Administrator shall determine at any time) in an amount equal to the excess of the Fair Market Value on the date the Stock Appreciation Right is exercised



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over the exercise price per share of the right, which shall be the same as the exercise price of the related Option. A tandem Stock Appreciation Right will have the same other terms and provisions as the related Option. Upon and to the extent a tandem Stock Appreciation Right is exercised, the related Option will terminate.

        9.3    STAND-ALONE STOCK APPRECIATION RIGHTS

        A Stock Appreciation Right granted separately and not in tandem with an Option will give the Holder the right to receive an appreciation distribution in an amount equal to the excess of the Fair Market Value for the date the Stock Appreciation Right is exercised over the exercise price per share of the right. A stand-alone Stock Appreciation Right will have such terms as the Plan Administrator may determine, except that the exercise price per share of the right must be at least equal to 85% of the Fair Market Value on the Grant Date and the term of the right, if not otherwise established by the Plan Administrator, shall be 10 years from the Grant Date.

        9.4    EXERCISE OF STOCK APPRECIATION RIGHTS

        Unless otherwise provided by the Plan Administrator in the instrument that evidences the Stock Appreciation Right, the provisions of Section 7.6 relating to the termination of a Holder's employment or services shall apply equally, to the extent applicable, to the Holder of a Stock Appreciation Right.

SECTION 10 STOCK AWARDS

        10.1   GRANT OF STOCK AWARDS

        The Plan Administrator is authorized to make Awards of Common Stock to Participants on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the Company or performance goals related to profits, profit growth, profit-related return ratios, cash flow, total return to shareholders, funds from operations, customer service, employee satisfaction or performance against budget, whether applicable to the Company or any relevant Subsidiary or business unit, comparisons with competitor companies or groups and with stock market indices, or any combination thereof, as the Plan Administrator shall determine), which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of Restricted Stock shall occur by reason of termination of the Holder's services.

        10.2   ISSUANCE OF SHARES

        Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the Holder's release from any terms, conditions and restrictions of a

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Stock Award, as determined by the Plan Administrator, the Company shall deliver, as soon as practicable, to the Holder or, in the case of the Holder's death, to the personal representative of the Holder's estate or as the appropriate court directs, a stock certificate for the appropriate number of shares of Common Stock.

        10.3   WAIVER OF RESTRICTIONS

        Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Restricted Stock under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate; provided, however, that the Plan Administrator may not adjust performance goals for any Stock Award intended to be exempt under Section 162(m) of the Code for the year in which the Stock Award is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

SECTION 11 PERFORMANCE AWARDS

        11.1   PLAN ADMINISTRATOR AUTHORITY

        Performance Awards may be denominated in cash, shares of Common Stock or any combination thereof. The Plan Administrator is authorized to grant Performance Awards and shall determine the nature, length and starting date of the performance period for each Performance Award and the performance objectives to be used in valuing Performance Awards and determining the extent to which such Performance Awards have been earned. Performance objectives and other terms may vary from Participant to Participant and between groups of Participants. Performance objectives shall be profits, profit growth, profit-related return ratios, cash flow, total return to shareholders, funds from operations, customer service, employee satisfaction or performance against budget, whether applicable to the Company or any relevant Subsidiary or business unit, comparisons with competitor companies or groups and with stock market indices, or any combination thereof, as the Plan Administrator may deem appropriate. Performance periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different performance periods and different performance factors and criteria. The Plan Administrator shall determine for each Performance Award the range of dollar values or number of shares of Common Stock (which may, but need not, be shares of Restricted Stock pursuant to Section 10), or any combination thereof, to be received by the Participant at the end of the performance period if and to the extent that the relevant measures of performance for such Performance Awards are met. The earned portion of a Performance Award may be paid currently or on a deferred basis with such interest or earnings equivalent as may be determined by the Plan Administrator. Payment shall be made in the form of cash, whole shares of Common Stock (which may, but need not, be shares of Restricted Stock pursuant to Section 10), Options, or any combination thereof, either in a single payment or in annual installments, all as the Plan Administrator shall determine.

        11.2   ADJUSTMENT OF AWARDS

        The Plan Administrator may adjust the performance goals and measurements applicable to Performance Awards to take into account changes in law and accounting and tax rules and to make such adjustments as the Plan Administrator deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances; provided, however, that the Plan Administrator may not adjust performance goals for any Performance Award intended to be exempt under Section 162(m) of the Code for the year in which the Performance Award is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant. The Plan Administrator also may adjust the performance goals and measurements applicable to Performance Awards and thereby reduce the amount to be received by any Participant pursuant to such Awards if and to the extent the Plan Administrator deems it appropriate.

        11.3   PAYOUT UPON TERMINATION

        The Plan Administrator shall establish and set forth in each instrument that evidences a Performance Award whether the Award will be payable, and the terms and conditions of such payment, if a Holder ceases to be employed by, or to provide services to, the Company or its Subsidiaries, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Performance Award, the Award will be payable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time. If during a performance period a Participant's employment or services with the Company terminate by reason of the Participant's Retirement, Early Retirement at the Company's request, Disability or death, such Participant shall be entitled to a payment with respect to each outstanding Performance Award at the end of the applicable performance period
(a) based, to the extent relevant under the terms of the Award, on the Participant's performance for the portion of such performance period ending on the date of termination and (b) prorated for the portion of the performance period during which the Participant was employed by the Company, all as determined by the Plan Administrator. The Plan Administrator may provide for an earlier payment in settlement of such Performance Award discounted at a reasonable interest rate and otherwise in such amount and under such terms and conditions as the Plan Administrator deems appropriate. Except as otherwise provided in Section 16 or in the instrument evidencing the Performance Award, if during a performance period a Participant's employment or services with the Company terminate other than by reason of the Participant's Retirement, Early Retirement at the Company's request, Disability or death, then such Participant shall not be entitled to any payment with respect to the Performance Awards relating to such performance period, unless the Plan Administrator shall otherwise determine. The provisions of Section 7.6 regarding leaves of absence and termination for Cause shall apply to Performance Awards.

SECTION 12 OTHER STOCK-BASED AWARDS

        The Plan Administrator may grant other Awards under the Plan pursuant to which shares of Common Stock (which may, but need not, be shares of Restricted Stock pursuant to Section 10) are, or may in the future be, acquired, or Awards denominated in stock units, including ones valued using measures other than market value. Such Other Stock-Based Awards may be granted alone, or in addition to, or in tandem with, any Award of any type granted under the Plan and must be consistent with the Plan's purpose.

SECTION 13 DIVIDEND EQUIVALENT RIGHTS

        The Plan Administrator is authorized to make Awards of Dividend Equivalent Rights. The Plan Administrator shall establish such rules and procedures governing the crediting of Dividend Equivalent Rights, including the timing, form of payment and payment contingencies of such Dividend Equivalent Rights, as it deems are appropriate or necessary.

SECTION 14 LOANS, LOAN GUARANTEES AND INSTALLMENT PAYMENTS

        To assist a Holder (including a Holder who is an officer or director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (a) the extension of a full-recourse loan to the Holder by the Company, (b) the payment by the Holder of the purchase price, if any, of the Common Stock in installments, or (c) the guarantee by the Company of a full-recourse loan obtained by the grantee from a third party. Subject to the foregoing, the Plan Administrator, in its sole discretion, shall specify the terms of any loans, installment payments or guarantees, including the interest rate and terms of repayment. The maximum credit available is the purchase price, if any, of the Common Stock acquired, plus the maximum federal and state income and employment tax liability that may be incurred in connection with the acquisition.

SECTION 15 ASSIGNABILITY

        No Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Other Stock-Based Award or Dividend Equivalent Right granted under the Plan may be assigned, pledged or transferred by the Holder other than by will or by the laws of descent and distribution, and during the Holder's lifetime, such Awards may be exercised only by the Holder. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit such assignment, transfer and exercisability and may permit a Holder of such Awards to designate a beneficiary who may exercise the Award or receive compensation under the Award after the Holder's death; provided, however, that any Award so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Award.

SECTION 16 ADJUSTMENTS

        16.1   ADJUSTMENT OF SHARES

        In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other corporation or (b) new, different or additional securities of the Company or any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in (i) the maximum number of and kind of securities subject to the Plan as set forth in Section 4.1, (ii) the maximum number and kind of securities that may be made subject to Stock Awards and Awards to any individual Participant as set forth in Section 4.2, and (iii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

        16.2   CORPORATE TRANSACTION

        Except as otherwise provided in the instrument that evidences the Award, in the event of any Corporate Transaction, each Option, Stock Appreciation Right or Stock Award that is at the time outstanding shall automatically accelerate so that each such Award shall, immediately prior to the specified effective date of the Corporate Transaction, become 100% vested, except that such acceleration will not occur if, in the opinion of the Company's accountants, it would render unavailable "pooling of interest" accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment. Such Award shall not so accelerate, however, if and to the extent, (a) such Award is, in connection with the Corporate Transaction, either to be assumed by the surviving corporation, the successor corporation or the parent thereof, as applicable (the "Successor Corporation"), or to be replaced with a comparable award for the purchase of shares of the capital stock of the Successor Corporation, (b) such Award is to be replaced with a cash incentive program of the Successor Corporation that preserves the spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award, or (c) the acceleration of such Award is subject to other limitations imposed by the instrument evidencing the Award. The determination of Award comparability under clause (a) above shall be made by the Plan Administrator, and its determination shall be conclusive and binding. All such Awards shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation. Any such Awards that are assumed or replaced in the Corporate Transaction pursuant to clause (a) or (b) above and that do not otherwise accelerate at that time shall be accelerated in the event the Holder's employment or services should subsequently terminate within two years following such Corporate Transaction, unless such employment or services are terminated by the Successor Corporation for Cause or by the Holder voluntarily without Good Reason. Notwithstanding the foregoing, no Incentive Stock Option shall become exercisable pursuant to this Section 16.2 without the Holder's consent, if the result would be to cause such Option not to be treated as an Incentive Stock Option (whether by reason of the annual limitation described in Section 8.1 or otherwise).

        16.3   FURTHER ADJUSTMENT OF AWARDS

        Without limiting the preceding Section 16.2, and subject to the limitations set forth in Section 11, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further actions as it determines to be necessary or advisable, and fair and equitable to Participants, with respect to Awards. Such authorized actions may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, payment or settlement or lifting restrictions, differing methods for calculating payments or settlements, alternate forms and amounts of payments and settlements and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such actions before or after granting Awards to which the actions relate and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such actions.

        16.4   LIMITATIONS

        The grant of Awards will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

        16.5   FRACTIONAL SHARES

        In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

SECTION 17 WITHHOLDING OF TAXES

        The Company may require the Holder to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant, vesting, exercise, payment or settlement of any Award. In such instances, the Plan Administrator may, in its discretion and subject to the Plan and applicable law, permit the Holder to satisfy withholding obligations, in whole or in part, (a) by paying cash, (b) by electing to have the

Company withhold shares of Common Stock (up to the minimum required federal tax withholding rate), or (c) by transferring shares of Common Stock to the Company (already owned by the Holder for the period necessary to avoid a charge to the Company's earnings for financial accounting purposes), in such amounts as are equivalent to the Fair Market Value of the withholding obligation. The Company shall have the right to withhold from any Award or any shares of Common Stock issuable pursuant to an Award or from any cash amounts otherwise due, or to become due, from the Company to the Participant an amount equal to such taxes. The Company may also deduct from any Award any other amounts due from the Participant to the Company or a Subsidiary.

SECTION 18 AMENDMENT AND TERMINATION OF PLAN

        18.1   AMENDMENT OF PLAN

        The Plan may be amended only by the Board in such respects as it shall deem advisable; provided, however, that, to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the total number of shares that may be issued under the Plan or that may be issued as Stock Awards, (b) materially modify the class of persons eligible to receive Awards, or (c) otherwise require shareholder approval under any applicable law or regulation. Any amendment made to the Plan that would constitute a "modification" to Incentive Stock Options outstanding on the date of such amendment shall not, without the consent of the Participant, be applicable to such outstanding Incentive Stock Options but shall have prospective effect only.

        18.2   TERMINATION OF PLAN

        The Board may suspend or terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board, the Plan shall have no fixed termination date; provided, however, that no Incentive Stock Option may be granted more than 10 years after the later of (a) the Plan's adoption by the Board and (b) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

        18.3   CONSENT OF HOLDER

        The amendment or termination of the Plan or the amendment of an outstanding Award shall not, without the Holder's consent, impair or diminish any rights or obligations under any Award theretofore granted to the Holder under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Holder, be made in a manner so as to constitute a "modification" that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 16 shall not be subject to these restrictions.

SECTION 19 GENERAL

        19.1   EVIDENCE OF AWARDS

        Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

        19.2   CONTINUED EMPLOYMENT OR SERVICES; RIGHTS IN AWARDS

        Neither the Plan nor participation in the Plan as a Participant nor any action of the Plan Administrator taken under the Plan shall be construed as giving any Participant or employee of the Company any right to be retained in the employ of the Company or limit the Company's right to terminate the employment or services of the Participant.

        19.3   REGISTRATION; CERTIFICATES FOR SHARES

        The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, as amended, or register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

        To the extent that the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

        19.4   NO RIGHTS AS A SHAREHOLDER

        No Option, Stock Appreciation Right, Stock Award denominated in units, Performance Award or Other Stock-Based Award shall entitle the Holder to any dividend (except to the extent provided in an Award of Dividend Equivalent Rights), voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Awards, free of all applicable restrictions.

        19.5   COMPLIANCE WITH LAWS AND REGULATIONS

        Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

        19.6   NO TRUST OR FUND

        The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

        19.7   PARTICIPANTS IN FOREIGN COUNTRIES

        The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries and to meet the objectives of the Plan.

        19.8   SEVERABILITY

        If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

        19.9   CHOICE OF LAW

        The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of laws.

SECTION 20 EFFECTIVE DATE

        The Plan's Effective Date is the date on which it is approved by the Company's shareholders.

        Adopted by the Board on March 6, 2000 and approved by the Company's shareholders on May 9, 2000.

        Amended to increase the amount of shares for which awards may be granted from 1,400,000 shares to 2,800,000 shares effective May 14, 2002.